Release:  IMMEDIATE                          For: HADRON, INC.
                                                 (OTC BB: HDRN)
Contact:  Amber Gordon
          Executive Vice President
          (703) 824-0400


              HADRON EXPANDS ACQUISITION PROGRAM;
       BOLES KNOP TO PROVIDE INVESTMENT BANKING EXPERTISE

Alexandria, VA, January 28, 1999 -- HADRON, INC. (OTC BB: HDRN) today announced its intention to accelerate its merger and acquisition program to enhance the growth of the Company. As an integral component of this program, Hadron has engaged the firm of Boles Knop & Company, L.L.C. (Boles Knop) to provide investment banking services.

     "Hadron and Boles Knop share the commitment to locate and structure strategic partnerships, acquisitions and/or mergers that will significantly strengthen shareholder value," said C.W. Gilluly, Chairman and Chief Executive Officer of Hadron. "Today's business environment in the information technology, computer services and government contracting industries requires a company to aggressively grow, capture market share and accommodate change. Hadron's acquisition program is intended to expand its position as a premier provider of high level, high quality technical professionals," he added.

     Boles Knop & Company, a private investment banking firm based in Middleburg, Virginia, has been providing corporate finance and merger and acquisition services for more than twenty-five years. Boles Knop & Company specializes in communications, information technology, government contracting, and healthcare technology industries.

     "Boles Knop is pleased to have the opportunity to professionally assist Hadron with its growth strategies.
Hadron's management team has, in a short time, totally repositioned and restructured Hadron, and the firm is now poised for significant expansion in the information technology services industry," said J. Richard Knop, Partner, Boles Knop & Company.

     Consistent with the Company's acquisition program, in December, 1998, Hadron acquired Vail Research and Technology Corporation, a privately-held information technology firm based in Northern Virginia. John D. Sanders, a director of the Company, initiated this transaction and served as an advisor. Dr. Sanders will continue as an advisor to the Company's acquisition program.

    Hadron is a leading information, management and technical services corporation, providing a broad range of technical services to businesses and federal government agencies.
Hadronspecializes in the areas of trusted/secure computer systems, computer systems support and intelligent weapons systems.
Hadron can be found on the Internet at www.hadron.com.

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